COURT OF CHANCERY
                                     OF THE
                               STATE: OF DELAWARE


STEPHEN P. LAMB                                  NEW CASTLE COUNTY COURTHOUSE
VICE CHANCELLOR                                  500 N. KING STREET, SUITE 11400
                                                 WILMINGTON, DELAWARE 19801-3734




                                  July 24, 2003

Craig B. Smith, Esquire                           David C. McBride, Esquire
Smith, Katzenstein & Furlow LLP                   Young, Conaway, Stargatt
800 Delaware Avenue                               & Taylor
P.O. Box 410                                      1000 West Street
Wilmington, DE  19899                             P.O. Box 391
                                                  Wilmington, DE  19899-0391
Kevin R. Shannon, Esq.
Potter Anderson & Corroon LLP                     Fred Lowenschuss
1313 N. Market Street                             653 Verde Mar Drive, Unit C
P.O. Box 951                                      Santa Barbara, CA  93103
Wilimington, DE  19899

     RE: BARRY BLANK V. WILLITAM BELZBERG,
         ET AL. C.A. NO. 19567

Dear Counsel and Mr. Lowenschuss:

     The Objector, Fred Lowenschuss, has moved for reargument of this court's Memorandum Opinion dated June 18, 2003.1 That motion must be denied for several reasons. First, the motion is untimely, since it was not filed and served within 5 days of the filing of this court's opinion or its receipt by Lowenschuss.2 Second, the motion fails to articulate even colorable grounds for reargument.


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     1 Although styled as a "request for reconsideration," the court will treat
Lowenschuss's motion as one for reargument under Rule 59(f) of the Court of Chancery Rules.

     2 The opinion was sent to Lowenschuss by fax on June 19, 2003 and filed with the Register in Chancery that same day. Lowenschuss did not file or serve his motion for argument until July 2, 2003, or some 6 days after the deadline.

     A court may grant reargument when it appears to the court that it overlooked or misapprehended the factual or the legal principals governing the disposition of a motion.3 This standard is a highly flexible one, permitting reargument if it can be shown that the court's misunderstanding of a factual or legal principal is both material and would have changed the outcome of its earlier decision. Thus, as one court has noted:

        [A] [c]ourt will grant an applicant's motion for reargument where it appears that the "[c]ourt has overlooked a decision or principal of law that would have a controlling effect or the [c]ourt has misapprehended the law or the facts so that the outcome of the decision would be affected."4

     In this case, however, Lowenschuss merely repeats the same arguments made in his Objection. The court considered each of these arguments and specifically rejected each of them in its opinion.

     Lowenschuss points to no fact that was overlooked or misconstrued. Nor does he articulate a reasoned basis for the court to conclude that the opinion was the result of a misinterpretation of the law.


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     3 SEE, E.G., STEIN V. ORLOFF, 1985 WL 21136 at *2 (Del. Ch. Sept. 26,
1985); and PNC BANK V. MARTY'S MOBILE HOMES, INC., 2001 WL 849866, at *1 (Del. Ch. July 10; 2001).

     4 ID. (quoting CONTINENTAL INS. CO. V. RUTLEDGE & CO., INC., 2000 WL 268297 at *1 (Del. Ch. Feb. 15, 2000)).




     For these reasons, the motion for reargument is DENIED. IT IS SO ORDERED.



                                       /s/ STEPHEN P. LAMB
                                       ----------------------------
                                        Vice Chancellor


oc:  Register in Chancery